Exhibit 99.1

FOR IMMEDIATE RELEASE

Nielsen Chief Human Resources Officer to Depart at End of Q’1 2011

The Nielsen Company Will Appoint a Successor During the Transition

NEW YORK, NEW YORK, December 27, 2010—The Nielsen Company today announced that Chief Human Resources Officer Roberto (“Bob”) Llamas will leave the company at the end of the first quarter 2011. The Nielsen Company will name a successor during the transition period.

Appointed to this role in June 2007, Llamas, 63, leads Human Resources strategy and processes. Having played a leadership role in globalizing Nielsen’s workforce and introducing a contemporary leadership development process and commitment across the company, Llamas informed the company of his desire to take the next step in his professional and personal life, early in 2011.

“Bob has achieved the objectives I set for him when he joined the company,” said Nielsen Chief Executive Officer David Calhoun. “We wish Bob well in his future endeavors.”

Llamas joined Nielsen from The Cleveland Clinic, where he served as Chief Administrative Officer. Previously, Llamas was Human Resources Managing Director at Lehman Brothers. Prior to Lehman, Bob was a corporate officer at The General Electric Company (GE), and began his career in 1972 with Southern California Edison.

About The Nielsen Company

The Nielsen Company is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence, mobile measurement, trade shows and related assets. The privately held company has a presence in approximately 100 countries, with headquarters in New York, USA.

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Contact: Ed Dandridge

Chief Communications Officer

The Nielsen Company

(646) 654-8656

ed.dandridge@nielsen.com